ANNUAL CERTIFICATION

Re: Citigroup Mortgage Loan Trust Inc. (the 'Trust'), Asset-Backed Pass-
    Through     Certificates, Series 2005-HE3 issued pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2005 (the "Pooling and Servicing Agreement), among Citigroup Mortgage Loan Trust Inc., as depositor (the "Depositor), U.S. Bank National Association, as trustee (the Trustee'), HomEq Servicing Corporation, as servicer (the Servicer"), and Citibank, N.A. as trust administrator (the "Trust Administer")

I, Arthur Q. Lyon, certify to the Depositor and the Trustee, and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

      1. The servicing information required to be provided to the Trustee by the Servicer under the Pooling and Servicing Agreement has been so provided;

      2. I am responsible for reviewing the activities performed by the Servicer under the Pooling and Servicing Agreement and based upon my knowledge and the annual compliance review required under the Pooling and Servicing Agreement, and except as disclosed in the annual compliance statement required to be delivered to the Trustee in accordance with the terms of the Pooling and Servicing Agreement (which has been so delivered to the Trustee), the Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects; and

      3. All significant deficiencies relating to the Servicer's compliance with the minimum servicing standards for purposes of the report provided by an independent public accountant, after conducting a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar procedure, as set forth in the Pooling and Servicing Agreement, have been disclosed to such accountant and are included in such reports.


Dated March 15, 2006

HomEq Servicing Corporation

/s/ Arthur Q. Lyon
-------------------
Arthur Q. Lyon
President















Sarbanes Oxley Certificate 2005-HE3


                          ANNUAL CERTIFICATION


Re: Pursuant to the Pooling and Servicing Agreement for Asset-Backed Pass Through Certificates Series 2005-HE3 (the 'Servicing Agreement'), dated as of September 1, 20D5, between Citigroup Mortgage Loan Trust Inc. (the "Depositor') U.S. Bank National Association (the "Trustee"), and HomEq Servicing Corporation as servicer (the "Servicer")

I, Arthur Q. Lyon, President of the Servicer, hereby certify to Depositor and the Trustee, the Master Servicer and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:


        A review of the activities of the Servicer during the 2005 calendar year and the Servicer's performance under the Servicing Agreement has been made under my supervision, the Servicer has complied with the Servicing Agreement in all material respects and, to the best of my knowledge, based on such review, the Servicer has materially fulfilled all of its obligations under the Servicing Agreement throughout such calendar year.


Date:  March 15, 2006

/s/ Arthur Q. Lyon
-------------------
Arthur Q. Lyon
President